Exhibit 5.1

June 16, 2008

North American Scientific, Inc.
20200 Sunburst Street
Chatsworth, CA 91311

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by North American Scientific, Inc. (the “Company”) with the Securities and Exchange Commission on or about June 16, 2008 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,840,000 shares of the Company’s common stock, $0.01 par value (the “Shares”), reserved for issuance under the Company’s 2006 Stock Plan (the “2006 Plan”) and 2008 Non-Employee Directors’ Equity Compensation Plan (the “Directors’ Plan”, and together with the 2006 Plan, the “Plans”), respectively.

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the authorization, sale and issuance of the Shares.

Based upon the foregoing, it is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH
a Professional Corporation